Filed pursuant to Rule 424(b)(1)
Registration No. 333-174872
PROSPECTUS

CASCADE SPRINGS LTD.

26,250,000 Shares of Common Stock

This prospectus relates to the sale by certain Selling Stockholders identified in this prospectus (the “Selling Stockholders”) of up to an aggregate of 26,250,000 shares of Cascade Springs Ltd. common stock, par value $0.001 per share (“Common Stock”)   All of such shares of Common Stock are being offered for resale by the Selling Stockholders in accordance with the methods and terms described in the section of this prospectus entitled “Plan of Distribution”.

Our Common Stock is presently not traded on any market or securities exchange. The Selling Stockholders have not engaged any underwriter in connection with the sale of their shares of Common Stock.  The Common Stock being registered in this registration statement may be sold by Selling Stockholders at a fixed price of $0.05 per share until our Common Stock is quoted on the OTC Bulletin Board (“OTCBB”) and thereafter at a prevailing market prices or privately negotiated prices or in transactions that are not in the public market. There can be no assurance that a market maker will agree to file the necessary documents with the Financial Industry Regulatory Authority (“FINRA”), nor can there be any assurance that such an application for quotation will be approved. Consequently, the purchaser in this offering may be receiving an illiquid security.

Cascade will pay all expenses incurred in connection with the offering described in this prospectus, except for the brokerage expenses, fees, discounts and commissions, which will be paid by the Selling Stockholders. Our Common Stock is more fully described in the section of this prospectus entitled “Description of  Securities”.

The Selling Stockholders are "underwriters" within the meaning of the Securities Act of 1933, as amended, with respect to all shares being offered hereby.

AN INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. See "Risk Factors" beginning on page 4 for risks of an investment in the securities offered by this prospectus, which you should consider before you purchase any shares.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is November 1, 2011.

TABLE OF CONTENTS

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	3

PROSPECTUS SUMMARY	3

RISK FACTORS	4

USE OF PROCEEDS	8

DETERMINATION OF OFFERING PRICE	8

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	8

DESCRIPTION OF BUSINESS	9

DESCRIPTION OF PROPERTY	11

MANAGEMENT’S DISCUSSION AND ANAYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	19

LEGAL PROCEEDINGS	21

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS	21

EXECUTIVE COMPENSATION	23

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	24

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	24

DESCRIPTION OF SECURITIES TO BE REGISTERED	25

SELLING STOCKHOLDERS	26

PLAN OF DISTRIBUTION	27

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	30

LEGAL MATTERS	30

EXPERTS	31

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE	31

WHERE YOU CAN FIND MORE INFORMATION	31

FINANCIAL STATEMENTS	F-1

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements in this prospectus and in any prospectus supplement we may file relate to future events concerning our business and to our future revenues, operating results, and financial condition. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “forecast,” “predict,” “propose,” “potential,” or “continue” or the negative of those terms or other comparable terminology.

Any forward looking statements contained in this prospectus or any prospectus supplement are only estimates or predictions of future events based on information currently available to our management and management’s current beliefs about the potential outcome of future events. Whether these future events will occur as management anticipates, whether we will achieve our business objectives, and whether our revenues, operating results, or financial condition will improve in future periods are subject to numerous risks. The section of this prospectus captioned “Risk Factors,” beginning on page 4, provides a summary of the various risks that could cause our actual results or future financial condition to differ materially from forward-looking statements made in this prospectus. The factors discussed in this section are not intended to represent a complete list of all the factors that could adversely affect our business, revenues, operating results, or financial condition. Other factors that we have not considered may also have an adverse effect on our business, revenues, operating results, or financial condition, and the factors we have identified could affect us to a greater extent than we currently anticipate. Before making any investment in our securities, we encourage you to carefully read the information contained under the caption “Risk Factors,” as well the other information contained in this prospectus and any prospectus supplement we may file.

We have not authorized anyone to provide information different from that contained in this prospectus.  This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where such offer or sale is not permitted.  The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the Common Stock.  In this prospectus, references to “Cascade,” “Cascade’s”, the “Company,” “we,” “us” and “our” refer to Cascade Springs Ltd., a Nevada corporation.

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by the information contained elsewhere in this prospectus.  You should read the entire prospectus, including “Risk Factors” and the financial statements before making an investment decision.

Description of Business:
We are an exploration stage company that has not realized any revenues to date.  From our inception (January 19, 2010) through June 30, 2011, we have accumulated a net loss of $42,540.  Our business is the acquisition and exploration of mining properties located in the state of Nevada, with the objective of identifying potential gold and silver ore deposits.  We have commenced an exploration program on our mineral lease located in Esmeralda County, Nevada, at White Wolf Canyon, Nevada.  Another lease located near Tokop, Nevada awaits an initial exploration program.  On September 29, 2010, we acquired six staked mineral claims on 120 acres in the White Wolf Canyon Area of Esmeralda County in Nevada. On October 1, 2010, we staked four additional mineral claims on 84 acres in the Tokop area of Esmeralda county in Nevada. A description of our business begins on page 8 of this prospectus.

The Offering:
This offering relates to the resale by Selling Stockholders of shares of our Common Stock. The Selling Stockholders and the number of shares that may be sold by each are set forth beginning on page 23 of this prospectus.

Shares:	26,250,000 shares of our Common Stock. A description of our Common Stock is set forth on page 22 of this prospectus.

Manner of Sale:
The shares of our Common Stock may be sold by Selling Stockholders at a fixed price of $0.05 per share until our Common Stock is quoted on the OTC Bulletin Board.  A description of the manner in which sales may be made is set forth in this prospectus under “Plan of Distribution” beginning on page 24 of this prospectus.

Use of Proceeds:	We will not receive any of the proceeds from the sale of our Common Stock. The Selling Stockholders will receive all of the proceeds.

Risk Factors:
The Common Stock offered hereby involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment.  A discussion of additional risk factors relating to our stock, our business and this offering begins on page _ of this prospectus.

SUMMARY OF FINANCIAL INFORMATION

The following table provides summary financial statement data as of the fiscal year ended March 31, 2011 and June 30, 2011. The financial statement data as of the fiscal year ended March 31, 2011 and June 30, 2011, has been derived from our audited financial statements. The results of operations for past accounting periods are not necessarily indicative of the results to be expected for any future accounting period. The data set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our financial statements and the related notes included in this prospectus, and the statements and related notes included in this prospectus.

BALANCE SHEET	As of March 31, 2011	As of June 30, 2011 (Unaudited)
Total Assets	$10,467	$10,498
Total Liabilities	$11,610	$28,738
Shareholder’s Deficit	$(1,143)	$(18,240)

OPERATING DATA	Year Ended March 31, 2011	Three Months Ended June 30, 2011 (unaudited)
Revenue	$0.00	$0.00
Net Loss	$(25,443)	$(17,097)
Net Loss Per Share	$(0.00)	$(0.00)

   RISK FACTORS

Please consider the following risk factors and other information in this prospectus relating to our business and prospects before deciding to invest in our common stock.

This offering and any investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and all of the information contained in this prospectus before deciding whether to purchase our common stock. If any of the following risks actually occur, our business, financial condition and results of operations could be harmed. The value of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

Cascade considers the following to be the material risks for an investor regarding this offering. Cascade should be viewed as a high-risk investment and speculative in nature. An investment in our Common Stock may result in a complete loss of the invested amount. Please consider the following risk factors before deciding to invest in our Common Stock.

Risks Related to Our Business

We will need additional financing to expand our business plan.

We will require additional financing to initiate and sustain our business operations. We do not currently have any arrangements for additional financing and we can provide no assurance to investors that we will be able to find additional financing as required.  Obtaining additional financing would be subject to a number of factors, including market prices for minerals, investor acceptance of our properties, and the general economic climate.  These factors may make the timing, amount, terms or conditions of additional financing unfavorable to us.  The most likely source of future funds would most likely be through the sale of additional equity capital and loans.  Any sale of additional shares will result in dilution to existing stockholders, while incurring additional debt may result in encumbrances on our property and future cash flows. The inability of Cascade to gain access to capital markets or obtain acceptable financing will have a material adverse effect upon the results of our operations and our financial condition. The proceeds from the sale of the securities offered in this registration statement will go directly to the Selling Stockholders holder and not to Cascade. As such, this offering might negatively affect our ability to raise needed funds through a primary offering of our securities in the future.

We estimate that we will require, over the next 12 months, approximately $150,000 to implement our exploratory plans. Such monies would be used as follows:

Phase 2 mineral exploration of Montana de Oro claims	$35,000
Phase 1 mineral exploration of May claims	$8,000
Employee salaries-current and new hires	$37,000
G & A expenses	$25,000
Legal and Accounting	$25,000
Costs of operating as a public company	$20,000
Total	$150,000

We have no proven reserves .

No proven reserves have been discovered at any of the exploration properties where we have mineral rights.  Although we have geological reports and assay reports that indicate possible mineralized material on our Montana de Oro 1-6 lode claims in Esmeraldo County, Nevada, the probability of any of the exploration properties ever having reserves that are commercially viable has not been verified.   Only after further exploration can a determination be made as to the economic feasibility of a mining venture.  The failure to locate proved reserves at the exploration properties we own would render those properties valueless.  If those mineral rights are found to be valueless, or if we run out of funds prior to discovering proved reserves at these locations, then we may have to cease operations, which would impair the value of our common stock to the point investors may lose their entire investment.

Because there is no assurance when we will generate revenues, we may deplete our cash reserves and not have sufficient outside sources of capital to complete our exploration or mining programs.

We have not earned any revenues as of the date of this prospectus and have never been profitable.  To date, we have been involved primarily in financing activities and limited exploration activities.  We do not have an interest in any revenue generating properties.  Prior to our being able to generate revenues, we will incur operating and exploration expenditures without realizing any revenues.  We therefore expect to incur significant losses into the foreseeable future.  Our net loss for the fiscal year ended March 31, 2011 was $25,443.

The auditor’s report states there is substantial doubt about the ability of Cascade to continue its operations as a going concern.

In their audit report dated June 7, 2011, our auditors have expressed an opinion that substantial doubt exists as to whether we can continue as an ongoing business. We are currently operating with working capital deficit of approximately $1,143 and have not yet generated any operating revenues.  Our cash reserves will be used to primarily fund ongoing plans at our two mineral leases.  However, our inability to generate revenues could eventually inhibit our ability to continue in business or achieve our business objectives.  Therefore any purchaser of our shares may be investing in a company that will not have the funds necessary to develop its business strategies. In addition, because of this “going concern” opinion it may be more difficult to attract investors.

Because of the speculative nature of exploration of natural resource properties, there is substantial risk that we will not find commercially viable gold or silver ore deposits which would reduce our realization of revenues.

There is little chance that any of the claims we explore or acquire will contain commercially exploitable reserves of gold or silver minerals.  Exploration for natural resources is a speculative venture involving substantial risk.  Hazards such as unusual or unexpected geological formations and other conditions often result in unsuccessful exploration efforts.  Success in exploration is dependent upon a number of factors including, but not limited to, quality of management, quality and availability of geological expertise and availability of exploration capital.  Due to these and other factors, no assurance can be given that our exploration programs will result in the discovery of new mineral reserves or resources.

Although we have commenced business operations, we face a high risk of business failure.

We were incorporated on January 19, 2010 and to date have been involved primarily in organizational activities, the acquisition of the May claims and the Montana de Oro Claims and carrying out the first phase of the recommended exploration program on one of those claims.  We have not earned any revenues as of the date of this prospectus.  Potential investors should be aware of the difficulties normally encountered by new mineral exploration companies and the high rate of failure of such enterprises. The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the exploration of the mineral property that we plan to undertake.  These potential problems include, but are not limited to, unanticipated problems relating to exploration, and additional costs and expenses that may exceed current estimates.

Prior to completion of our exploration stage, we anticipate that we will incur increased operating expenses without realizing any revenues.  We therefore expect to incur significant losses into the foreseeable future.  We recognize that if we are unable to generate significant revenues from development of the claims at our two locations, we will not be able to earn profits or continue operations.  There is no history upon which to base any assumption as to the likelihood that we will prove successful, and it is doubtful that we will generate any operating revenues or ever achieve profitable operations.  If we are unsuccessful in addressing these risks, our business will most likely fail.

If we are unable to hire and retain key personnel, we may not be able to implement our business plan.

We are substantially dependent upon the continued services of Bill Delahunte, our President, CEO and director.  Similarly we are relying on the work and expertise of Todd Gano our COO and director, who expects to devote 10% of his work week to the Company’s business.   While Mr. Delahunte expects to spend 30 % of his time assisting our company and our business, there can be no assurance that his services will remain available to us.  If Mr. Delahunte’s and Mr. Gano’s services are not available to us, we will be materially and adversely affected.  While Mr. Delahunte considers his investment of time and money in our company of significant personal value, there is no assurance that he will continue to provide his services to us.   Our success is also largely dependent on our ability to hire highly qualified personnel.  This is particularly true in the highly technical business such as mineral exploration.  Similarly our Chief Operating Officer and director Todd Gano has extensive experience in the mining industry and we need his help to carry through with our plan. These individuals are in high demand and we may not be able to retain the personnel we need.

In addition, we may not be able to afford the high salaries and fees demanded by qualified personnel, or may lose such employees after they are hired.  Failure to hire key personnel when needed, or on acceptable terms, to carry out our exploration and mining programs would have a significant negative effect on our business.

Our executive officers and directors control our business and may make decisions that are not in the best interests of minority stockholders.

One of our directors owns approximately 61% of the outstanding shares of our common stock.  Accordingly, he will have a significant influence in determining the outcome of all corporate transactions or other matters submitted to the stockholders for approval, including election of directors, amendment of charter documents, mergers, consolidations, and the sale of all or substantially all of our assets.  The interests of our executive officer and director may differ from the interests of the other stockholders and thus result in corporate decisions that are disadvantageous to other stockholders.

The probability of our mining prospects not showing commercially viable amounts of gold or silver ore deposits is great.

The probability of our exploration program identifying individual prospects having commercially significant reserves cannot be predicted.  It is likely that the properties explored will not contain any commercially significant reserves.  As such, substantial funds may be spent on exploration which may identify no claims having commercial development potential.

Mining operations are subject to extensive federal and state regulation, which increases the costs of compliance and possible liability for non-compliance.

Mining is subject to extensive regulation by state and federal regulatory authorities.  State and federal statutes regulate environmental quality, safety, exploration procedures, reclamation, employees’ health and safety, use of explosives, air quality standards, pollution of stream and fresh water sources, noxious odors, noise, dust, and other environmental protection controls as well as the rights of adjoining property owners.  We believe that we are currently operating  in compliance with all known safety and environmental standards and regulations applicable to our Nevada properties.  However, there can be no assurance that our compliance could be challenged or that future changes in federal or Nevada laws, regulations or interpretations thereof will not have a material adverse affect on our ability to resume and sustain exploration operations.

Compliance with corporate governance and public disclosure regulations may result in additional expenses.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes -Oxley Act of 2000 , and new regulations issued by the Securities and Exchange Commission, are creating uncertainty for companies, which could result in compliance deficiencies. In order to comply with these regulations, we may need to invest substantial resources to comply with evolving standards, and this investment would result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities.

Our officers and directors have limited liability and have indemnification rights

Our Certificate of Incorporation and by-laws provide that we will indemnify our officers and directors against losses sustained or liabilities incurred which arise from any transaction in that officer’s or director’s respective managerial capacity unless that officer or director violates a duty of loyalty, did not act in good faith, engaged in intentional misconduct or knowingly violated the law, approved an improper dividend, or derived an improper benefit from the transaction.

Risks Related to Our Stock

We will need to raise funds through debt or equity financings in the future, which would dilute the ownership of our existing stockholders and possibly subordinate certain of their rights to the rights of new investors or creditors.

We may choose to raise additional funds in debt or equity financings if they are available to us on terms we believe reasonable to increase our working capital, strengthen our financial position or to make acquisitions.  Any sales of additional equity or convertible debt securities would result in dilution of the equity interests of our existing stockholders, which could be substantial. Additionally, if we issue shares of preferred stock or convertible debt to raise funds, the holders of those securities might be entitled to various preferential rights over the holders of our Common Stock, including repayment of their investment, and possibly additional amounts, before any payments could be made to holders of our Common Stock in connection with an acquisition of the Company.  Such additional debt, if authorized, would create rights and preferences that would be senior to, or otherwise adversely affect, the rights and the value of our Common Stock. Also, new investors may require that we and certain of our stockholders enter into voting arrangements that give them additional voting control or representation on our board of directors.

We may engage in future acquisitions that dilute our stockholders and cause us to incur debt or assume contingent liabilities.

As part of our strategy, we expect to review opportunities to acquire or participate in the exploration of other mining properties that would complement our current exploration or mining program, or that may otherwise offer growth opportunities. In the event of any future acquisitions, we could:

•   issue stock that would dilute current stockholders' percentage ownership;

•   incur debt; or

•   assume liabilities.

If a market for our Common Stock does not develop, shareholders may be unable to sell their shares and will incur losses as a result.

There is currently no market for our common stock and no certainty that a market will develop. We intend to have our securities quoted on the Over the counter Bulletin Board (OTCBB).  For this to happen, we must contact an authorized OTCBB market maker for sponsorship of our securities on the OTCBB. Only authorized OTCBB market makers can apply to quote securities on the OTCBB.  There is no guarantee, however, that our stock will become quoted on the OTCBB.  If our common stock becomes quoted on the OTCBB and a market for the stock develops, the actual price of stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the Selling Stockholders.  If no market is ever developed for our shares, it will be difficult for shareholders to sell their stock. In such a case, shareholders may find that they are unable to achieve benefits from their investment.

Once publicly trading, the application of the “penny stock” rules could adversely affect the market price of our Common Stocks and increase shareholder transaction costs to sell those shares. The Securities and Exchange Commission (“SEC”) has adopted Rule 3a51-1 which establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, Rule 15g-9 require:

•   that a broker or dealer approve a person ’ s account for transactions in penny stocks; and

• the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased

In order to approve a person ’ s account for transactions in penny stocks, the broker or dealer must:

•   obtain financial information and investment experience objectives of the person; and

•   make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form:

•   sets forth the basis on which the broker or dealer made the suitability determination; and

•   that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

•   Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

USE OF PROCEEDS

The Common Stock offered by this prospectus are being registered for the account of the Selling Stockholders.  We will not receive any proceeds from the sale of Common Stock by the Selling Stockholders. Please read “Selling Stockholders” for a list of the persons that will receive proceeds from the sale of common stock owned by them pursuant to this prospectus.

DETERMINATION OF THE OFFERING PRICE

There has been no public market for our common shares.  The price of the shares we are offering was arbitrarily determined at $0.05 per share.  We believe that this price reflects the amount that a potential investor would be willing to pay to invest in our company at this initial stage of our development.  Because we have no significant operating history and have not generated any revenues to date, the price of our common stock is not based on past earnings, nor is the price of our common stock indicative of the current market value of the assets owned by us.  No valuation or appraisal has been prepared for our business and potential business expansion.

We arbitrarily determined the price and it bears no relationship whatsoever to our business plan, the price paid for our shares by our founders, our assets, earnings, book value or any other criteria of value.  The offering price should not be regarded as an indicator of the future market price of the securities, which is likely to fluctuate.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

There is presently no public market for our Common Stock.  We intend applying for the quoting of our Common Stock on the OTCBB upon effectiveness of the registration statement of which this prospectus forms apart.  However, there is no assurance that our Common Stock will be quoted on the OTCBB or, if quoted, that a public market will develop.

Holders of Our Common Stock

As of June 3, 2011, there were 31 holders of record of our Common Stock.

Dividend Policy

We have never declared or paid any cash dividends on our Common Stock.  We currently anticipate that we will retain all future earnings for the expansion and operation of our business and do not anticipate paying cash dividends in the foreseeable future.

Securities Authorized For Issuance under Equity Compensation Plans

We do not have any compensation plans under which equity securities are authorized for issuance.

Shares Issuable Upon Conversion of Convertible Debentures

We do not have any issued or outstanding convertible debentures or any other securities that are convertible into our Common Stock.

DESCRIPTION OF BUSINESS

General

We are pursuing a business strategy whereby we will invest in, explore and if warranted, conduct mining operations of our current mining properties.   Currently, our principal assets include a 100% interest in six federal lode mining claims, known as the Montana de Oro 1 – 6, located in Esmeralda County, Nevada (the “ Montana de Oro Claims ”) and, also, in the Tokop area of Esmeralda County, Nevada, we have a 100% interest in four claims known as the (“May Claims”) .

Currently we do not know of any commercially viable mineral deposits existing on the Montana de Oro Claims or the May claims.  Mineral property exploration is typically conducted in phases.  We have completed the first phase of the recommended exploration program on the Montana de Oro Claims.  The program was finalized on February 23, 2011 by our geologist, Charles P. Watson, President of Advanced Geologic Exploration, Inc.  The first phase cost $8,000 which included the staking of the property.   The exploration program was recommended by our geologist Advanced Geologic Exploration, Inc., in its Phase 1 Reconnaissance Sampling Report dated February 23, 2011, based on his evaluation of the property, its history and the surrounding geological setting. Our primary focus is in the exploration of silver deposits.  The geographical area in and around our claims have shown strong silver and base metal mineralization.  Further exploration is required.  Whether or not we will discover commercially viable mineral deposits will depend on this further exploration.

Our independent geologist is Charles P. Watson, President of Advanced Geologic Exploration, Inc.

Our plan of operation is to continue exploration work on the Montana de Oro Claims.  There is no assurance that an economic mineral deposit exists on the Montana de Oro Claims.  Even if we complete our proposed exploration program on the Montana de Oro Claims and we are successful in identifying a mineral deposit, we would have to spend substantial funds on further drilling and engineering studies before we will know if we have a commercially viable mineral deposit.

Our corporate and mailing address is 2351 N. Bannavitch, Pahrump, Nevada, 891060  and our telephone number is (702) 988-4233.

If our exploration program is not successful or if insufficient funds are available to carry out such exploration program, then we will not be able to execute our business plan.

Business

We are an “exploration stage” company engaged in the search and/or verification of ore deposits (reserves) in our property.  From our inception (January 19, 2010) to date, we have not realized any revenues.  Our accumulated net loss through June 30, 2011, is $42,540. Our business is to acquire and explore various mining properties located in the state of Nevada.  While we currently plan to fund and conduct these activities ourselves, we may in the future outsource some of these activities through the use of various joint venture, royalty or partnership arrangements, pursuant to which other companies would agree to finance and carry out the exploration and possible future development programs on our mining properties.  Our current plan will require the hiring of various mining employees to perform exploration and mining activities for our various mining properties.

Mr. Delahunte, the founder and President of the Company, did not agree to purchase the Company’s shares or serve as an officer or director of the Company due to a plan, agreement, or understanding that he would solicit, participate in, or facilitate the sale of the Company to (or a business combination with) a third party looking to obtain or become a public reporting entity. Furthermore, Mr. Delahunte has no present intention to sell or enter into a business combination with a third party.

Properties

Background and History

In September 2010 we purchased the Montana de Oro claims from  Advanced Geologic Exploration, Inc. (“Advanced”) Advanced had mapped and staked the claim sites.  We purchased the claims and retained Advanced to complete and deliver to us a “Phase 1 Reconnaissance Sampling Report” (“Phase 1 Report”) for a total of $8,000.

The Phase 1 Report, which was completed and delivered to us in February, 2011, included encouraging results for a potential economic silver deposit.  The project consisted of the reconnaissance of historic prospects within the “Paymaster Zone” of the Good Hope (or White Wolf) mining district and the collection of 10 rock samples.  Independent laboratory results confirmed field observations of elevated silver mineralization in the outcrops as six samples reported over 1.0 gram-per-ton of silver, three over 14 grams-per-ton silver, with a peak silver assay of 4,200 grams-per-ton (or 135 ounces-per-ton) silver.  Multiple alteration suites were identified and all but one contained elevated silver, suggesting that a complex ore genesis contained elevated silver throughout its processes.

All of the claims cascade has are federal lode mining claims and were originally located by Advanced Geologic Exploration, then transferred to the Company via a quitclaim deed. The Company now owns the mineral rights of the federal lode mining claims. Each claim was properly located and filed with the appropriate regulatory agencies. The claim names, numbers filing dates are clearly presented on the Location Certificates and referred to in the Phase 1 report. Claim Location Maps clearly denote the location of the lode claims with respect to physical location to fixed geo-references. The claims are lode claims and exploration claims.  They are state and federal claims and all of the claims are unpatented claims.   Annual maintenance fees will be paid by the Company prior to their expiration to secure the minerals throughout the mineral year.  The fee is $140 per claim per year due on or before August 31 of each year due to the Bureau of Land Management.  Also due yearly is an $18 per claim to Esmeralda county.  All fees have been made for the year ending August 31, 2012 by the Company.

Well documented surface leaching of silver in the nearby Silver Peak and Palmetto mining districts confused early prospectors and it was only after subsurface exploration was conducted that the silver veins were discovered.  The Phase 1 reconnaissance sampling included a property visit to collect representative samples. The site visit was conducted on September 28 and 29, 2010, whereupon ten samples were collected (MO 1-10). The MO 1-10 samples were submitted for assay to ALS Minerals in Sparks, Nevada and tested for gold (method: fire assay) and a suite of four other metals (Ag, Cu, Pb and Zn; method: acid digest).

Sample Description	Au ppm	Ag ppm	Cu ppm	Pb ppm	Zn ppm

MO-1	0.007	2.0	242	11	114
MO-2	<0.005	1.3	140	16	114
MO-3	0.124	15.8	72	609	4
MO-4	<0.005	<0.2	12	<2	17
MO-5	0.014	9.9	231	57	36
MO-6	<0.005	<0.2	40	4	75
MO-7	0.007	0.2	38	21	18
MO-8	0.019	0.6	124	31	21
MO-9	0.061	4,200	5,440	17,200	4,200
MO-10	<0.005	14.1	80	124	177

The assay results showed trace amounts of gold occurred in six of the ten locations sampled. The highest value of 0.124 ppm gold came from MO-3, which also showed a slight kick in lead of 609 ppm. This relationship between gold and lead is reported in other parts of the Silver Peak Range.

Plan for Montana de Oro Claims

Phase 1 reconnaissance sampling program results are encouraging and suggest that high grade silver mineralization could occur at depth.  The “Paymaster Zone” of the Palmetto mining district is noted for high grade silver veins.  Coupled with strong silver and base metal mineralization, trace gold counterparts, the multiple vein sets carrying significant values, it has been recommended that a Phase 2 program be conducted and consider the following:

1.  Additional prospects are observed around the boundaries of the Montana do Oro lode claim block. These prospects should be sampled, assayed and acquired through additional claim staking if positive results are returned.

        2.  Vicinity and local detailed geological mapping should be conducted with particular attention paid to the alteration suites.

3. Conduct a detailed rock sampling program with between 100-200 samples to better define the alteration suites, their spatial distribution and level of surface mineralization.

4. Map and sample underground workings paying specific attention of down dip attitudes of the mineralization for future drill targets.

5.  Begin the permitting process for subsurface mineral sampling through exploration test pits and/or dozer cuts. Planning should also address the possibility of using the disturbance in the anticipation of a future diamond drill program.

         6.  Research land status of nearby claims for possible acquisition.

Industry Overview

The gold mining and exploration industry has experienced several factors recently that are favorable to us as described below.   The spot market price of an ounce of gold has increased from a low of $253 in February 2001 to a high of $1,420 in April of 2011.   This current price level has made it economically more feasible to produce gold as well as made gold a more attractive investment for many.

By industry standards, there are generally four types of mining companies.  We are considered an “exploration stage” company.  Typically, an exploration stage mining company is focused on exploration to identify new, commercially viable gold and silver deposits.  “Junior mining companies” typically have proven and probable reserves of less then one million ounces of gold, generally produces less then 100,000 ounces of gold annually and / or are in the process of trying to raise enough capital to fund the remainder of the steps required to move from a staked claim to production.  “Mid-tier” and large mining (“senior”) companies may have several projects in production plus several million ounces of gold in reserve.

Generally gold reserves have been declining for a number of years for the following reasons:

• The extended period of low gold prices from 1996 to 2001 made it economically unfeasible to explore for new deposits for most mining companies.

• The demand for and production of gold products have exceeded the amount of new reserves added over the last several consecutive years.

Reversing the decline in lower gold reserves is a long term process.  Due to the extended time frame it takes to explore, develop and bring new production on line, the large mining companies are facing an extended period of lower gold reserves.  Accordingly, junior companies that are able to increase their gold reserves more quickly should directly benefit with an increased valuation.

Additional factors causing higher gold prices over the past two years have come from a weakened United States dollar.  Reasons for the lower dollar compared to other currencies include the historically low US interest rates, the increasing US budget and trade deficits and the general worldwide political instability caused by the war on terrorism and the economic downturn.

Competition

Of the four types of mining companies, we believe junior companies represent the largest group of gold companies in the public stock market.  All four types of mining companies may have projects located in any of the gold producing continents of the world and many have projects located near our Montana de Oro Claims in Nevada.  Most of our competitors have greater exploration, production, and capital resources than we do, and are able to compete more effectively in any of these areas.  Our inability to secure capital to fund exploration and possible future production capacity, would establish a competitive cost disadvantage in the marketplace, which would have a material adverse effect on our operations and potential profitability.

Employees

As of June 30, 2011, we have two part time employees.  Our Chief Executive Officer and our Chief Operation Officer provide service to us on an as-needed basis.

DESCRIPTION OF PROPERTY

We do not own or lease any property.  We currently maintain our corporate officeat 2351 N. Bannavitch, NV, 89060, which is a dedicated room located in the home of Mr. Delahunte, our President. Mr. Delahunte provides us with this space at no cost to the Company.  We believe that the current office space is adequate for our current operations and we do not anticipate that we will require any additional office space in the foreseeable future.

Montana de Oro Claims

Description, Location and Access

The Montana de Oro Claims are located on the Bureau of Land Management lands, Esmeralda County, Nevada, at White Wolf Canyon.  Access to the mining claims includes 6.2 miles on dirt roads that are in fair condition.  A 4-wheeled drive vehicle is recommended.

Physiography

The elevation of the Montana de Oro 1-6 Claims range from 6,000 feet to 6,500 feet. The claims occupy a series of moderately steep slopes that are separated by a number of washes. The claimed land includes ridge crests, slopes and washes.  Vegetation consists of arid, high-elevation plants predominantly sagebrush and various cacti. Historic workings are dotted throughout the claim block and consist of numerous mining pits, scrapes, shafts, and tunnels. Some digs have been excavated more than 30 feet deep and some of the tunnels extend into the rock to more than 70 feet. Several two-track dirt roads help to gain access around the claims.

Title to the Montana de Oro Claims

The Montana de Oro Claims consist of six located mineral claims in one contiguous, 3 x2 group comprising 120 acres.  A “ mineral claim ” refers to in this case a 20 acre section of land over which a title holder owns rights to explore the ground and subsurface, and extract minerals.  Each of the claims set forth below is without known reserves and the proposed program is exploratory in nature.

Claims details are as follows:

Claim Name	Area	Expiry Date
Montana de Oro #1	White Wolf Canyon	September 1, 2011*
Montana de Oro #2	“	September 1, 2011*
Montana de Oro #3	“	September 1, 2011*
Montana de Oro #4	“	September 1, 2011*
Montana de Oro #5	“	September 1, 2011*
Montana de Oro #6	“	September 1, 2011*

*  In order to maintain a mining claim in Nevada in good standing, the claim holder must, on or before September 1 in each year, perform annual work having a minimum of $100 per claim, or pay to the U.S. Bureau of Land Management an annual maintenance fee of $140 per claim. The annual maintenance fees for the Montana de Oro Claims are paid through August 31, 2011.

Geological Report

We have obtained a first phase geological report dated February 23, 2011 on the Montana de Oro Claims that was prepared by Advanced Geologic Exploration, Inc.  The geological report summarizes details concerning the Montana de Oro Claims and makes a recommendation for further exploration work.

Glossary

In this section, the following geological terms have the indicated meaning:

Argentite – a valuable silver ore consisting of silver sulfide.

Azurite – a blue mineral consisting of copper hydroxyl carbonate.

Barite – a yellow, white or colorless crystalline mineral of barium sulfate.

Breccia - a clastic sedimentary rock that is composed of large (over two millimeter diameter) angular fragments.

Calcite – a white or colorless mineral consisting of calcium carbonate.

Cerussite – a mineral consisting of lead carbonate that is an important source of lead.

Chalcocite – a dark grey mineral that is an important ore of copper.

Druzy quartz – a thin layer of quartz crystals covering the surface of a host stone.

Formation - the fundamental unit of similar rock assemblages used in stratigraphy.

Galena – a bluish, grey or black mineral of metallic appearance, consisting of lead sulfide.

Hornfel – a nonfoliated metamorphic rock that is typically formed by contact metamorphism around igneous intrusions .

Igneous – having solidified from lava or magma.

Malachite – a bright green mineral consist of copper hydroxyl carbonate.

Monzonite - An igneous rock composed chiefly of plagioclase and orthoclase, with small amounts of other minerals.

Outcrop - An exposure of bedrock .

Pluton – A body of intrusive igneous rock.

Siderite – a yellowish to brownish, semi-hard mineral that is a valuable ore of iron.

Siliceous – of, containing, or like silica; growing in soil that has a large proportion of silica in it.

Smith s onite – a yellow, grey or green mineral consisting of zinc carbonate typically occurring as crusts or rounded masses.

Tertiary - from 63 million to 2 million years ago.

Thrust fault - a geological fault in which the upper side appears to have been pushed upward by compression.

RANGE
Columbus Salt Marsh
Coaldale
Blair Junction
Tonopah
Siebert Mtn
Mt Butler
Lone Mtn
9108
Mt Butte
6096
Booker Mtn
7032
Emigrant Peak
6790
Volcanic Hills
Weepah Hills
RIVER
1 N
Pinto Hill
34
35
36
37
38
39
40
41
42
43
Wildhorse Flat
MT DIABLO BASE LINE
The Monocline
SILVER PEAK RANGE
1 S
ONAL FOREST
Fish Lake Valley
Red Mtn
8957
Silverpeak
Clayton Valley
REESE
2
HILLS
E S M E R A L D A
Columbia Mtn
Piper Peak
9450
Montezuma Peak
8376
RANGE
Goldfield
Blackcap Mt
Dyer
Mica Mtn
3
GOLDFIELD
MONTEZUMA
McAfee Cr
Wildhorse Cr
Cottonwood
4
Lode Claim Locations-

Advanced Geologic Exploration, Inc.
Scientists of the Earth™

P.O. Box 1956 • Chester • California • 96020
Tel: (530) 258-4228 • Fax: (530) 258-4339

Montana de Oro 1-6-
Lode Mining Claims-

Regional Map-	
White Wolf Canyon-	T. 4S, R. 37E, Sec. 22 & 27-
Esmeralda County, NV-	Figure 1

Geological Setting and Mineralization

Geological mapping was not conducted for the Phase 1 project; however, research and observations noted basic geological relationships. Rocks in the White Wolf Canyon area consist of a package of Lower Cambrian sedimentary rocks of the Poleta Formation that have been intruded by plutonic rocks. The Poleta Formation consists of interstratified quartzite, limey sandstone, sandy limestone and limestone, with occasional interbeds of siltstone. These rock types generally make good host rocks for mineralization. Bedding generally strikes northwest and parallel to range front ridgeline, and dips steeply to the southwest. Folding is both local and regional. Although no large-scale faults were seen on the Montana do Oro Claims, a short distance away to the east is a large reverse fault that brings sedimentary rocks adjacent to the deep-seated plutonic rocks. The thickness of the sedimentary package at White Wolf Canyon is not well understood at this time but is believed to be on the order of several hundred feet or more.

Rocks of the White Wolf Canyon area have been intruded by the quartz monzonite Palmetto pluton. It is not exposed on the Montana do Oro Claims but as discussed above, outcrops occur a short distance away to the north and west. The intrusion was the driving source for the alterations and mineralizations seen throughout the property and, therefore, probably occurs at some depth below the sedimentary rocks.

Numerous small prospects, digs and shafts explore alterations around White Wolf Canyon. The Montana do Oro Claims were originally laid out to maximize the coverage of these prospects on the eastern side of the wash. Several other prospects occur nearby and were not visited. Many of the historic workings are shallow or were excavated to a few tens of feet below the surface. A bulldozer was used to explore some of the alterations at various locations around the claim block, probably vintage 1980s.

Multiple alteration sites were observed during the reconnaissance sampling procedures and are summarized as follows with the respective sample numbers:

(1)  a strong iron oxide veining that is accompanied by minor quartz veining (MO-1, 2, 4, 5, 7, and 8);

(2)  moderate oxide veining with breciated milky white quartz (MO-3);

(3)  strong iron oxide veining and multiple-phased quartz veining with visible precious and base metal mineralization (MO-9);

(4)  massive milky white quartz veining with intense brecciation (MO-10); and

(5)  widespread hornfels (MO-6).

The quartz associated with the oxide veining is usually milky white and often shows several phases of brecciation and remineralization. Sometimes the iron oxides are impregnated with thin druzy quartz veinlets and remnant iron sulfides can be seen trapped within the siliceous matrix. Calcite, barite and siderite are among the gangue minerals. High grade mineralization is often associated with black “chicken-pox” cubes within the oxide alteration halos.

Located in the southern portion of the Montana de Oro 6 Claims is a vein with strong iron oxides containing multiple-phased quartz veining and visible precious and base metal mineralization. Early prospectors explored it with a coyote hole and shaft to unknown horizontal and vertical depths. They exposed a vein that strikes east-west and dips steeply to the southwest. The length of the vein was not determined. Several phases of brecciation and remineralization were observed, giving the rocks a sugary texture with blue, green and gray-black appearance from the silver, copper, lead and zinc minerals. Observed ore minerals were argentite, cerussite, malachite, azurite, galena, smithsonite and chalcosite. The cerussite showed evidence of being leached where exposed.

With the exception of the massive hornfels alteration suite, all of the alterations were associated with veins. Multiple vein-sets were observed, some of which coalesce along strike. Where veins crossed sedimentary boundaries, sometimes “mushrooming” of the alteration halo was observed, such as at sample location MO-2.

Exploration History

The Montana do Oro Claims are located between the Silver Peak and Palmetto mining districts in the smaller and little known Good Hope or White Wolf mining district. Well-documented surface leaching of silver in the Silver Peak and Palmetto mining districts confused early prospectors and it was only after subsurface exploration was conducted that the rich silver veins were discovered.

Discovered in 1863, Silver Peak is one of the oldest mining districts in Nevada and has produced substantial amounts of silver, gold, and other minerals. The original Silver Peak District is divided into two sub-districts based on differences in economic geology: Red Mountain and Mineral Ridge. In the Red Mountain sub-district, silver was produced from mid-Pliocene veins in Tertiary volcanic rocks (Nivloc, Mohawk, and Sixteen-to-One mines). The Nivloc (discovered in 1907) ran a large-scale operation from 1937 to 1943 at a grade of 11 ounces-per-ton silver and 0.05 ounces-per-ton gold. The Mohawk (1920) produced during the 1950’s at an average grade of 22.5 ounces-per-ton silver. The Sixteen-to-One produced one million tons grading 8.0 ounces-per-ton silver and variable gold from 1982 to approximately 1985. A small operation has been running in the last few years by an unknown operator. The Mineral Ridge sub-district produced 629,000 ounces gold from quartz veins, masses, and disseminations through the 1930’s, mostly from the Mary and Drinkwater deposits.

The Good Hope Mining District is a northern extension of the Palmetto mining district. The mineral deposits largely contain of silver, gold and lead and minor amounts of copper, zinc and tungsten. Most of the deposits are located in a 4-mile wide belt of vein-like structures near the Palmetto pluton known as the “Paymaster Zone”. The Montana do Oro Claims are located at the northern end of this zone. The two prominent mines of the Palmetto mining district are the Palmetto and McNamara mines and although production records for the district are poor, the Palmetto Mine is said to have produced more than $6.5 million of silver. Palmetto Mine was owned by Golden Odyssey between 2006 and 2007, whereupon they conducted an exploratory drill program and produced a summary report that recommended advancement of the project. The DSCL, LLC company currently owns the Palmetto Mine and its mining status is unknown.

There was no major ore production from the Good Hope mining district. Two small producing mines were the Good Hope and the Lookout. Both have moderate-sized ore dumps and waste piles, suggesting substantial depths to the underground workings. There are dozens of small prospects and digs throughout the district, some of which have been explored with a backhoe and/or bulldozer.

Compliance with Government Regulation

We will be required to comply with all regulations, rules and directives of governmental authorities and agencies applicable to the exploration of minerals in the United States generally, and in Nevada specifically.

We will have to sustain the cost of reclamation and environmental mediation for all exploration and development work undertaken.  The amount of these costs is not known at this time as we do not know the extent of the exploration program that will be undertaken beyond completion of the currently planned work programs. Because there is presently no information on the size, tenor, or quality of any resource or reserve at this time, it is impossible to assess the impact of any capital expenditures on earnings or our competitive position in the event a potentially economic deposit is discovered.

If we enter into production, the cost of complying with permit and regulatory environment laws will be greater than in the exploration phases because the impact on the project area is greater.  Permits and regulations will control all aspects of any production program if the project continues to that stage because of the potential impact on the environment. Examples of regulatory requirements include:

-	Water discharge will have to meet water standards;

-	Dust generation will have to be minimal or otherwise re-mediated;

-	Dumping of material on the surface will have to be re-contoured and re-vegetated;

-	An assessment of all material to be left on the surface will need to be environmentally benign;

-	Ground water will have to be monitored for any potential contaminants;

-	The socio-economic impact of the project will have to be evaluated and if deemed negative, will have to be re-mediated; and

-	There will have to be an impact report of the work on the local fauna and flora.

Because there will not be any appreciable disturbance to the land during the phase one and phase two exploration programs on the Montana de Oro property, we will not have to seek any government approvals prior to conducting exploration.

May Claims

Description, Location and Access

The May Claims are located on the Bureau of Land Management lands, Esmeralda County, Nevada, near Tokop Nevada.  Access to the mining claims includes a 2.5 mile drive straight west of Tokop on dirt roads that are in fair condition.

Physiography

The elevation of the May claims range from 6,600 feet to 6,800 feet.

Title to the May Claims

The May Claims consist of 4 located mineral claims in one contiguous, 2 x 2 group comprising 80 acres.

Claims details are as follows:

Claim Name	Area	Expiry Date
May #1	Tokop	September 1, 2011*
May #2	“	September 1, 2011*
May #3	“	September 1, 2011*
May #4	“	September 1, 2011*

No work program has been carried out on this property to date.  Currently, we have no plans to conduct exploration on this property, other than engaging our geologist to prepare a Phase 1 Reconnaissance Sampling Report which will cost approximately $8,000.

The following Document contains no Personal Information as defined by NRS 603A.040

DOC # 180533
10/01/2010 04:39 PM
Official Record
Recording requested By
WILLIAM K DELAHUNTE
Esmeralda County - NV
Karen Scott - Recorder
Fee $64.00 Page 1 of 1
RPTT Recorded By: LS
Book- Page- 0000

180533

RECORDER'S STAMP

MAP FILING FORM

Map of the MAY 1-2-3-4 Mining Claim Group, in Section 7-8, Township 8S Range 42E, Meridian MDB&M, in the TOKOP Mining District, ESMERALDA County, Nevada.

Located on the 25 day of Sept, 2010 by

Locator name and address (please print):

CASCADE SPRINGS LTD
1155 E TWAIN AVE SUITE 108
LAS VEGAS NV 89169

Describe here the position of the Claim Location Monument, if one is used.

SCALE 1"=400'
N
3950' @ 270° TO NW COR SEC 7 T8S R42E
SEC LINE
MAY 2
MAY 4
MAY 1
MAY 3
Post 1 is NW
" 2 is NE
" 3 is SE
" 4 is SW
" 5 is Discovery
POST 6 is Midline

Suggested Form - Nevada Division of Minerals (REV. 4/15/2009 LV)
Map Filing Form - NRS 517.040

Raw Materials

The raw materials for our exploration program will be items including camp equipment, sample bags, first aid supplies, groceries and propane.  All of these types of materials are readily available in Nevada from a variety of suppliers.

Research and Development Expenditures

Other than the cost of our Phase I reconnaissance sampling program, we have not incurred any other research expenditures.

Subsidiaries

We do not have any subsidiaries.

Patents and Trademarks

We do not own any patents or trademarks.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Caution About Forward-Looking Statements

This prospectus includes “forward-looking” statements about future financial results, future business changes and other events that haven’t yet occurred.  For example, statements like we “expect,” “anticipate” or “believe” are forward-looking statements.  Investors should be aware that actual results may differ materially from our expressed expectations because of risks and uncertainties about the future.  We do not undertake to update the information in this prospectus if any forward looking statement later turns out to be inaccurate.  Details about risks affecting various aspects of our business are discussed throughout this prospectus and should be considered carefully.

Plan of Operation for the Next Twelve Months

Certain key factors that have affected our financial and operating results in the past will affect our future financial and operating results.  These include, but are not limited to additional funding or the utilization of other venture partners that will be required to fund exploration, research, development and operating expenses on the Montana de Oro Claims when and if such activity is commenced on these claims.  In the past we have been dependent on funding from the private placement of our securities as well as loans from related and third parties as the sole sources of capital to fund operations.

The first phase of our recommended exploration program on the Montana de Oro Claims was carried out by Advanced Geologic Exploration, Inc., at a cost of $8,000.  Our plan of operation for the twelve months following the date of this prospectus is to carry out the second phase of the recommended exploration program.  This program may consist of acquiring additional prospects contiguous to the Montana de Oro Claims and sampling, assaying those claims, as well as geological mapping, a detailed rock sampling program and map and sample underground workings for future drill targets.  Phase 2 is estimated to cost of between $20,000 to $30,000 which we plan to carry out when financing allows.  The exploration program was recommended by Advanced Geologic Exploration, Inc., in its geological report dated February 23, 2011, based on their evaluation of the property, its history and the surrounding geological setting.

The scope of work for the Phase 1 reconnaissance sampling included visiting the property to collect representative samples of historic mining prospects. The site visit was conducted in September 2010, at which time ten samples were collected. The staking of the lode mining claims was carried out in September 2010 and the documentation was presented in a first phase report dated February 23, 2011.

We will require additional funding in order to proceed with additional exploration on Montana de Oro Claims.  We anticipate that additional funding will be in the form of equity financing from the sale of our common stock or from director loans.  We do not have any arrangements in place for any future equity financing or loans.

In addition to exploration costs of approximately $43,000, we will incur salary expenses for Mr. Delahunte of $18,000 for a total of $61,000 for the year.  If the Company cannot afford to pay these salaries the salaries will be accrued.  In addition, we anticipate spending an additional $83,000 on administrative fees, new employees, legal and accounting fees, including fees payable in connection with the filing of this registration statement and complying with future SEC reporting obligations.  Total expenditures over the next 12 months are therefore expected to be approximately $144,000.

Results of Operations

Our current business strategy is to invest in, explore and if warranted, conduct mining operations of our current mining properties and other mineral producing properties.   Currently, our principal assets include the Montana de Oro Claims, located in western Esmeralda County, Nevada and the May claims also located in Esmeralda County near Tokop, Nevada.

For the period ended from inception (January 19, 2010) through March 31, 2010 and for the year ended March 31, 2011

We have not earned any revenues since our incorporation on January 19, 2010 to March 31, 2011.  We do not anticipate earning revenues unless we enter into commercial production on the Montana de Oro Claims or the May claims which is doubtful at the moment.   We are currently in the preliminary exploration stage of our business and can provide no assurance that we will discover any economic mineralization on our claims.

We incurred no operating expenses from our inception on January 19, 2010 to March 31, 2010 compared to expenses of $25,443 for the year ended March 31, 2011.  These operating expenses were comprised of general and administrative costs of $15,764 and mineral exploration costs of $9,679.

Our primary sources of operating capital have been debt and equity financings.  Due to our continuing losses from business operations, the independent auditor’s report dated June 7, 2011, includes a “going concern” opinion relating to the fact that our continuation is dependent upon obtaining additional working capital either through revenues or through outside financing.  As of March 31, 2011, we might not be able to establish or sustain our mineral exploration or mining program.

Results of Operations for the three months ended June 30, 2011 and June 30, 2010

The Company is an exploratory company and has no revenues from inception (January 19, 2010) through June 30, 2011.

Operating expenses for the three months ended June 30 , 2011 were $17,097 as compared to $125 for the comparable period. Operating expenses increased by $16,972 due to an increase in legal and accounting costs associated with the filing of the Company’s Form S-1 registration statement.

Net loss for the three months ended June 30, 2011 was $17,097 compared to $125 for the same comparable period in 2010. Our loss increased by $16,972 primarily due to the increase in operating expenses as stated above.

Net cash used in operating activities for the three months ended June 30, 2011 was $12,469 primarily due to the net loss for the period of $17,097.

Net cash provided by financing activities for the three months ended June 30, 2011 was $12,500 due to the cash received from a shareholder’s loan.

As a result of the above activities, we experienced a net increase in cash of $31 for the three months ended June 30, 2011. Cash and cash equivalents at June 30, 2011 were $10,498.

Liquidity and Capital Resources

Since our inception, we have financed our cash requirements from cash generated from the sale of common stock and by unsecured loans from our president Mr. Delahunte.  Mr. Delahunte has advanced an aggregate of $24,110 through June 30, 2011.   The advances are unsecured, non-interest bearing and have no specific terms for repayment

Our principal sources of liquidity as of June 30, 2011 consisted of $10,498 in cash.   Since inception through to and including June 30, 2011, we raised $21,000 through a private placement of our common stock.

The first phase of exploration on the Montana de Oro Claims was completed by Advanced Geologic Exploration, Inc. on February 23, 2011.  Should financing allow we plan to carry out the second phase of exploration in the fall of  2011.  The financing for this second phase could come from further equity financing or could come from the further lending of funds from Mr. Delahunte, our President.  There are no assurances that we will be able to achieve further sales of our Common Stock or any other form of additional financing.

If we are unable to achieve the financing necessary to continue our plan of operations, then we will not be able to continue our exploration of our mineral claims and our venture will fail.

Off-Balance Sheet Arrangements

We have not engaged in any off-balance sheet arrangements.

Critical Accounting Policies

Critical accounting estimates were arrived at and considered on the basis of significant accounting policies applied as follows:

Summary of Significant Accounting Policies

Our financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America.  Because a precise determination of many assets and liabilities is dependent upon future events, the preparation of financial statements for a period necessarily involves the use of estimates which have been made using careful judgment.  Actual results may vary from these estimates.

Our financial statements have, in management’s opinion, been properly prepared within the framework of the significant accounting policies summarized below:

Exploration Stage Company

We comply with Accounting Standards Codification (“ ASC ”) 915 “ Development Stage Entities ” for our characterization of our company as pre-exploration stage.

Mineral Properties

Mineral property acquisition costs are capitalized in accordance with ASC 930.  Mineral property exploration costs are expensed as incurred.  When it has been determined that a mineral property can be economically developed as a result of establishing proven and probable reserves, the costs incurred to develop such property are capitalized.  To date, we have not established any reserves on our mineral properties.

Income Taxes

We use the assets and liability method of accounting for income taxes pursuant to ASC 740 “Accounting for Income Taxes ”.  Under the assets and liability method of ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  Our policy is to recognize interest and/or penalties related to income tax matters in income tax expense.  We had no accrual for interest or penalties on our balance sheet and we have not recognized interest and/or penalties in our statement of operations.

Basic and Diluted Loss Per Share

We report basic loss per share in accordance with the ASC 260, “ Earnings Per Share ”.  Basic loss per share is computed using the weighted average number of shares outstanding during the period.  Diluted loss per share has not been provided as it would be antidilutive.

LEGAL PROCEEDINGS

We are not currently a party to any legal proceedings.  Our address for service of process in Nevada is 2351 N. Bannavitch, Pahrump, NV, 89060.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following table sets forth information about our directors and officers

Name	Age	Position and office Presently Held	Director Since
William Delahunte	53	Chief Executive Officer, President, Chief Financial Officer, Secretary and Director	January, 2010
Todd Gano	61	Chief Operating Officer, Director	February, 2011

Biographical information :

Set forth below is a brief description of the background and business experience of our sole executive officer and director for the past five years.

William Delahunte has served as our Chief Executive Officer, President, Chief Financial Officer and Secretary/Treasurer and has been a director since our inception in January, 2010. Mr. Delahunte has a long history in the mining industry.  From September 1989 to June 1991, he worked for K-D Mining, Victorville, California; from July 1991 to September 1992, he worked for Kinne Limestone Ltd.; from October 1992 to March 1995 Mr. Delahunte worked for  Shadow Mountain Gold of Cima, California; and from January 1999 to June 2004, he worked for Orion Partners Ltd, Barstow, California.  Mr. Delahunte was primarily involved  in the running of a number of pilot plants for his various employers involving gold production and iron ore production.  Since 2005 Mr. Delahunte has worked as a consultant  mapping mining areas and taking samples for numerous mining companies that want work done in the state of Nevada.  He has never been a director or officer of a public company prior to forming the Company.    He is also is a senior crane operator for Las Vegas Paving Inc. and has been since 2005.

Todd Gano has served as our Chief Operating Officer and has been a director since March, 2011. Mr. Gano also brings a wealth of mining experience to the company.  From 1983 to 1995, Mr. Gano worked for several mining companies in the Silverpeal, Nevada area, including the “16-1” and the “Sandrock” mines.  Mr. Gano worked in their mills, was in chargew of maintenance, was an equipment operator, well driller, welder and pipefitter.  From 1993 through 2010, Mr. Gano was also a part time welder, driller blaster and pipefitter.  In addition, between 2002 to 2007, he worked intermittently on the Argernium project in Hawthorne, Nevada building roads and as a pipefitter. For the past 14 years, he has worked part time for the Esmeralda County Road Department as a blde operator.  Mr. Gano brings to the Company practical experience in the various stages of exploratory mine development, including the building of access roads and mine drilling and the awareness of costs relating to any required reclaimation.  He is familiar with various ore extraction processesand he has a realistic view on how to proceed within a limited budget and get results.   His experience, like our president’s includes work in the area of staking, drilling and production as it relates to pilot plant operations.

Involvement in Certain Legal Proceedings

To the best of the Company’s knowledge, during the past ten years, none of the following occurred with respect to a director or executive officer of the Company: (1) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (2) any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (3) being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of any competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; (4) being found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a Federal or State securities or commodities law, and the judgment has not been reversed, suspended or vacated; (5) being subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of any Federal or State securities or commodities law or regulation or any law or regulation respecting financial institutions or insurance companies or prohibiting mail or wire fraud or fraud in connection with any business entity; or (6) being subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization, any registered entity of the Commodity Exchange Act, or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Term of Office

Our directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until there successors are elected or appointed in accordance with our bylaws.  Our officers are appointed by our board of directors and at the discretion of the board.

Significant Employees

We have no significant employees other than our sole officer and director described above.

Conflicts of Interest

We do not have any written procedures in place to address conflicts of interest that may arise between our business and the future business activities of our officers and directors.

Committees of the Board of Directors

We do not presently have a separately constituted audit committee, compensation committee, nominating committee, executive committee or any other committees of our board of directors.  As such, Mr. Delahunte and Mr. Gano, sitting as the board of Directors, act in those capacities.

Audit Committee Financial Expert

We do not have an “ audit committee financial expert .”  We believe that the cost related to retaining such a financial expert at this time is prohibitive.  Further, because we are in the development stage of our business operations, we believe that the services of an audit committee financial expert are not warranted at this time.

Role and Responsibilities of the Board

The Board of Directors consisting of our two directors oversees the conduct and supervises the management of our business and affairs pursuant to the powers vested in it by and in accordance with the requirements of the Revised Statutes of Nevada. The Board of Directors will hold occasional meetings to consider particular issues or conduct specific reviews whenever deemed appropriate.

The Board of Directors considers good corporate governance to be important to the effective operations of the Company. Our directors are elected at the annual meeting of the stockholders and serve until their successors are elected or appointed.  Officers are appointed by the Board of Directors and serve at the discretion of the Board of Directors.

There is no family relationships among our directors or executive officers.

EXECUTIVE COMPENSATION

The table below summarizes all compensation awarded to, earned by, or paid to our officers or directors. sole executive officer, by any person for all services rendered in all capacities to us for the fiscal period from our inception on January 19, 2010 to March 31, 2011.

Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
William Delahunte, President, CEO, Sec., & CFO	Jan. 19, 2010 (inception) thru March, 31, 2011	0	0	0	0	0	0	0	0

Option Grants Table . There were no individual grants of stock options to purchase our common stock made to the executive officers named in the Summary Compensation Table for the period from inception through  March 31, 2011.

Aggregated Option Exercises and Fiscal Year-End Option Value Table . There were no stock options exercised since inception through  March 31, 2011 by the executive officers named in the Summary Compensation Table.

Long-Term Incentive Plan (“LTIP”) Awards Table . There were no awards made to a named executive officers in the last completed fiscal year under any LTIP

Compensation of Directors

Directors are permitted to receive fixed fees and other compensation for their services as directors. The Board of Directors has the authority to fix the compensation of directors. No amounts have been paid to, or accrued to, directors in such capacity.

Employment Agreements

The Company has no written employment agreements with its officers or directors, however commencing April 1, 2011, the Board has agreed to pay its President $1,500 per month,  if the funds are available and if not, then to accrue such $1,500.  This agreement may be terminated at any time by the Company without any liability to the Company for such termination.

Employee Pension, Profit Sharing or Other Retirement Plans

We do not have a defined benefit pension plan or profit sharing or other retirement plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth certain information regarding beneficial ownership of our securities as of June 30, 2011 by (i) each person who is known by us to own beneficially more than five percent (5%) of the outstanding shares of each class of our voting securities, (ii) each of our directors and executive officers, and (iii) all of our directors and executive officers as a group. We believe that each individual or entity named has sole investment and voting power with respect to the securities indicated as beneficially owned by them, subject to community property laws, where applicable, except where otherwise noted:

As of June 30, 2011, 67,500,000 shares of common stock were issued and outstanding

Title of Class	Name and Address of Beneficial Owner (1)	Amount of Shares Beneficial Owned	Percent of class
Common stock	William Delahunte	41,250,000	61.1%
Common Stock	Todd Gano	-0-	-0-
Common stock	All officers and directors as a group (2)	41,250,000	61.1%
______________
(1)          The address for each of the beneficial owners identified is 2351 N. Bannavitch, Pahrump, NV 89060

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

None of the following parties has, since our date of incorporation, had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us:

•  Any of our directors or officers;

•  Any person proposed as a nominee for election as a director;

• Any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our outstanding shares of common stock;

•  Our promoter, William Delahunte;

•  Any member of the immediate family of any of the foregoing persons, except as follows:

(a)  our President, promoter and director, William Delahunte:

(i)  advanced the sum of $24,110 in related party loans as of June 30, 2011.

(ii) was issued 41,250,000 common shares (post split) for $3,300 of cash consideration upon formation of the Company in January, 2010.

SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of the offering, we will have outstanding 67,500,000 shares of common stock. Of these shares, the 26,250,000 shares to be sold in the offering, will be freely tradable in the public market without restriction under the Securities Act, unless the shares are held by our "affiliates," as that term is defined in Rule 144 under the Securities Act.

The remaining shares of common stock outstanding upon completion of the offering will be "restricted securities," as that term is defined in Rule 144. Restricted securities may be sold in the public market only if they are registered or if they qualify for an exemption from registration, such as the exemption afforded by Rule 144.

DESCRIPTION OF SECURITIES TO BE REGISTERED

Our authorized capital stock consists of 100,000,000 shares of common stock at a par value of $0.001 per share.

Common Stock

As of June 30, 2011, there were 67,500,000 shares of our common stock issued and outstanding that are held by 31 stockholders of record.  Holders of our common stock are entitled to one vote for each share on all matters submitted to a stockholder vote.  Holders of common stock do not have cumulative voting rights.  Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. A majority of shareholders that are present at a meeting, or persons representing by written proxy, are necessary to constitute a quorum at any meeting of our stockholders.  A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our articles of incorporation.

Holders of common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds.  In the event of liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock.

Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Anti-Takeover Provisions

There are no Nevada anti-takeover provisions that may have the effect of delaying or preventing a change in our control. Sections 78.378 through 78.3793 of the Nevada Revised Statutes relate to control share acquisitions that may delay to make more difficult acquisitions or changes in our control. However, these provisions only apply when we have 200 or more stockholders of record, at least 100 of whom have addresses in the State of Nevada appearing on our stock ledger, and we do business in this state directly or through an affiliated corporation. Neither of the foregoing events seems likely to occur. Currently, we have no Nevada shareholders. Further, we do not do business in Nevada directly or through an affiliate corporation and we do not intend to do business in the State of Nevada in the future. Accordingly, there are no anti-takeover provisions that have the effect of delaying or preventing a change in our control.

 In addition, neither the Articles of Incorporation nor the Bylaws of the Company contain any anti-takeover provisions that may have the effect of delaying or preventing a change in our control.

STOCK TRANSFER AGENT

We have not engaged a transfer agent to serve as transfer agent for shares of our common stock.  We intend to retain a transfer agent as soon as practicable following the effectiveness of this Registration Statement.  Until we engage such a transfer agent, we will be responsible for all record-keeping and administrative functions in connection with the shares of our common stock.  Our officers do not have any experience acting as a transfer agent for publicly traded securities.

Admission to Quotation on the OTC Bulletin Board

We intend to have a market maker file an application for our common stock to be quoted on the OTC Bulletin Board. However, we do not have a market maker that has agreed to file such application.  If our securities are not quoted on the OTC Bulletin Board, a security holder may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, our securities. The OTC Bulletin Board differs from national and regional stock exchanges in that it:

(1) is not situated in a single location but operates through communication of bids, offers and confirmations between broker-dealers, and

(2) securities admitted to quotation are offered by one or more broker-dealers rather than the "specialist" common to stock exchanges.

To qualify for quotation on the OTC Bulletin Board, an equity security must have one registered broker-dealer, known as the market maker, willing to list bid or sale quotations and to sponsor the company listing. If it meets the qualifications for trading securities on the OTC Bulletin Board our securities will trade on the OTC Bulletin Board. We may not now or ever qualify for quotation on the OTC Bulletin Board.

SELLING STOCKHOLDERS

The Selling Stockholders named in this prospectus are offering all of the 26,250,000 shares of common stock offered through this prospectus (the “ Secondary Shares ”).  These shares were acquired from us by the Selling Stockholders in private placements completed on January 10, 2011,  that were exempt from registration under Regulation S of the Securities Act of 1933 (the “ Securities Act ”).

The following table provides as of the date of this prospectus, information regarding the beneficial ownership of our common stock held by each of the Selling Stockholders, including:

1.  the number of shares owned by each prior to this offering;

2.  the total number of shares that are to be offered for each;

3.  the total number of shares that will be owned by each upon completion of the offering; and

4.  the percentage owned by each upon completion of the offering.

Name of Selling	Beneficial Ownership		# Shares	Beneficial Ownership
Shareholder	Before Offering		Offered	After Offering
	# Shares	Percent		# Shares	Percent

Ingrid Allen	875,000	1.30%	875,000	0	N/A
Loretta Allen	875,000	1.30%	875,000	0	N/A
Claudius Armbrister	875,000	1.30%	875,000	0	N/A
Jade Collie	875,000	1.30%	875,000	0	N/A
Vernencia Cooper	875,000	1.30%	875,000	0	N/A
Ezra Cooper	875,000	1.30%	875,000	0	N/A
Jack Curtis	875,000	1.30%	875,000	0	N/A
Shariff Ferguson	875,000	1.30%	875,000	0	N/A
Horatio Flowers	875,000	1.30%	875,000	0	N/A
Barbara Forbes	875,000	1.30%	875,000	0	N/A
Stephen Forbes	875,000	1.30%	875,000	0	N/A
Leslie Francis	875,000	1.30%	875,000	0	N/A
Dorinda Hanna	875,000	1.30%	875,000	0	N/A
Edith Huyler	875,000	1.30%	875,000	0	N/A
Carrol Johnson	875,000	1.30%	875,000	0	N/A
Kingsley McKenzie	875,000	1.30%	875,000	0	N/A
Jamal Moncur	875,000	1.30%	875,000	0	N/A
Aaron Morley	875,000	1.30%	875,000	0	N/A
Taneka Morley	875,000	1.30%	875,000	0	N/A

Name of Selling	Beneficial Ownership		# Shares	Beneficial Ownership
Shareholder	Before Offering		Offered	After Offering
	# Shares	Percent		# Shares	Percent
Randollian Newry	875,000	1.30%	875,000	0	N/A
Steven Pinder	875,000	1.30%	875,000	0	N/A
Shana Quant	875,000	1.30%	875,000	0	N/A
Manzella Rahming	875,000	1.30%	875,000	0	N/A
Prince Rahming	875,000	1.30%	875,000	0	N/A
Gary Rolle	875,000	1.30%	875,000	0	N/A
Hewiit Sandilands	875,000	1.30%	875,000	0	N/A
Emmanuel Smith	875,000	1.30%	875,000	0	N/A
Rudolph Strachan	875,000	1.30%	875,000	0	N/A
Jonathan Thompson	875,000	1.30%	875,000	0	N/A
Deborah Wright	875,000	1.30%	875,000	0	N/A

Each of the above Selling Stockholders beneficially owns and has sole voting and investment rights over all shares or rights to the shares registered in his or her name.  The numbers in this table assume that none of the Selling Stockholders sells shares of Common Stock not being offered in this prospectus or purchases additional shares of Common Stock, and assumes that all shares offered are sold.  The percentages are based on 67,500,000 shares of common stock outstanding on the date of this prospectus.

None of the selling shareholders:

(1)  has had a material relationship with us other than as a shareholder at any time within the past three years;

(2)  has ever been one of our officers or directors; or

(3)  is a broker-dealer or affiliate of a broker dealer.

To the best of our knowledge, none of the Selling Stockholders holds any other stock of our Company and if they were to sell all of the shares listed above, they would hold no equity interest in our Company.

There was no private placement agent or others who were involved in placing shares with the Selling Stockholders.

If a Selling Stockholders transfers any of the Secondary Shares and the transferee wishes to be included in this offering, we will file a prospectus supplement which includes the change pursuant to Rule 424 of the Securities Act.

PLAN OF DISTRIBUTION

We are registering the shares currently held by our Selling Stockholders to permit them and their transferees or other successors in interest to offer the shares from time to time. We will not offer any shares on behalf of Cascade, and we will not receive any of the proceeds from any sales of shares by such Selling Stockholders. The price at which the Selling Stockholders may sell the shares pursuant to this prospectus has arbitrarily been determined by the Selling Stockholders to be at $0.05 per share. The Selling Stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their registered shares of common stock on any stock exchange market or trading facility on which our shares may be traded or in private transactions. The Selling Stockholders are “underwriters” within the meaning of the Securities Act of 1933, as amended, with respect to the shares being offered by them.

The Selling Stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a Selling Stockholders as a gift, pledge, partnership distribution or other transfer, may, from time to time sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions, if our shares are ever approved for trading on an exchange or by other means. In the event that any donee, pledgee, transferee or other successor-in-interest sells shares received from a person set forth on the “Selling Stockholders” table after the date of this prospectus, we will amend this prospectus by filing a post effective amendment to include the names of such donee, pledgee, transferee or other successor-in-interest selling such shares and disclose the applicable compensation arrangements.

If our shares are approved for such trading, as to which we cannot provide any assurance, these dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. The Selling Stockholders may use any one or more of the following methods when disposing of shares or interests therein if our shares are approved for listing on an exchange or for trading on the OTC Bulletin Board:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
●	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
●	purchases by a broker-dealer as principle and resale by the broker-dealer for its account;
●	an exchange distribution in accordance with the rules of the applicable exchange;
●	privately negotiated transaction;
●	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;
●	specified number of such shares at a stipulated price per share;
●	a combination of any such methods of sale; and
●	any other method permitted pursuant to applicable law.

As of the date of this prospectus, we have no information on the manner or method by which the Selling Stockholders may intend to sell shares. The Selling Stockholders has the sole and absolute discretion not to accept any purchase offer or make or not make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

If a trading market for our common stock develops, the Selling Stockholders may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that the Selling Stockholders will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which, pursuant to this prospectus, may be below the then market price. We cannot assure you that all or any of the shares offered by this prospectus will be sold by the Selling Stockholders. The Selling Stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered by this prospectus, may be deemed "underwriters" as that term is defined under the Securities Act or the Securities Exchange Act of 1934, or the rules and regulations thereunder.

The Selling Stockholders, alternatively, may sell all or any part of the shares offered by this prospectus through an underwriter. No Selling Stockholders has entered into an agreement with a prospective underwriter. If a Selling Stockholders enters into such an agreement or agreements, the relevant details will be set forth in a supplement or revision to this prospectus.

Under the regulations of the Securities Exchange Act of 1934, any person engaged in a distribution of the shares offered by this prospectus may not simultaneously engage in market making activities with respect to our common stock during the applicable "cooling off" periods prior to the commencement of such distribution. In addition, and without limiting the foregoing, the Selling Stockholders will be subject to applicable provisions, rules and regulations of the Securities Exchange Act of 1934 and the rules and regulations thereunder, which provisions may limit the timing of future purchases and sales of common stock by the Selling Stockholders.

We have advised the Selling Stockholders that, during such time as he may be engaged in a distribution of any of the shares we are registering on their behalf in this registration statement, he is required to comply with Regulation M as promulgated under the Securities Exchange Act of 1934. In general, Regulation M precludes any Selling Stockholders, any affiliated purchasers and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M defines a "distribution" as an offering of securities that is distinguished from ordinary trading activities by the magnitude of the offering and the presence of special selling efforts and selling methods. Regulation M also defines a "distribution participant" as an underwriter, prospective underwriter, broker, dealer, or other person who has agreed to participate or who is participating in a distribution. Our officers and directors, along with affiliates, will not engage in any hedging, short, or any other type of transaction covered by Regulation M. Regulation M prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security, except as specifically permitted by Rule 104 of Regulation M. These stabilizing transactions may cause the price of the common stock to be higher than it would otherwise be in the absence of those transactions. We have advised the Selling Stockholders that stabilizing transactions permitted by Regulation M allow bids to purchase our common stock so long as the stabilizing bids do not exceed a specified maximum, and that Regulation M specifically prohibits stabilizing that is the result of fraudulent, manipulative, or deceptive practices. The Selling Stockholders and distribution participants will be required to consult with their own legal counsel to ensure compliance with Regulation M.

Prior to the date of this prospectus, there has not been any established trading market for our common stock. Following the consummation of this offering, we do not anticipate that any such trading market will develop. Accordingly, purchasers of our shares in this offering should be prepared to hold those shares indefinitely. We will seek a market maker to sponsor our common stock on the OTC Bulletin Board. Application will then be made by the market maker to sponsor our shares of common stock on the OTC Bulletin Board. No market maker has yet undertaken to sponsor our common stock on the OTC Bulletin Board, and there can be no assurance that any market maker will make such an application or if a market does develop for our common stock as to the prices at which the our common stock will trade, if at all. Until our common stock is fully distributed and an orderly market develops in our common stock, the price at which it trades may fluctuate significantly. Prices for our common stock will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for shares of our common stock, developments affecting our businesses generally, including the impact of the factors referred to in "Risk Factors," on page 4, above, investor perception of Cascade and general economic and market conditions. No assurances can be given that an orderly or liquid market will ever develop for the shares of our common stock.

Shares of common stock distributed pursuant to this prospectus will be freely transferable, except for shares of our common stock received by persons who may be deemed to be "affiliates" of Cascade under the Securities Act. Persons who may be deemed to be affiliates of Cascade generally include individuals or entities that control, are controlled by or are under common control with us, and may include our senior officers and directors, as well as principal stockholders. Persons who are affiliates will be permitted to sell their shares of common stock only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, such as the exemption afforded by Section 4(1) of the Securities Act or Rule 144 adopted under the Securities Act.

Penny Stock Regulations

Our common stock will be considered a "penny stock" as defined by Section 3(a)(51) and Rule 3a51-1 under the Securities Exchange Act of 1934. A penny stock is any stock that:

●	sells for less than $5 a share,
●	is not listed on an exchange, and
●	is not a stock of a "substantial issuer."

We are not now a "substantial issuer" and cannot become one until we have net tangible assets of at least $5 million, which we do not now have.

Statutes and SEC regulations impose strict requirements on brokers that recommend penny stocks. Before a broker-dealer can recommend and sell a penny stock to a new customer who is not an institutional accredited investor, the broker-dealer must obtain from the customer information concerning the person's financial situation, investment experience and investment objectives. Then, the broker-dealer must "reasonably determine"

●	that transactions in penny stocks are suitable for the person and
●	the person, or his/her advisor, is capable of evaluating the risks in penny stocks.

After making this determination, the broker-dealer must furnish the customer with a written statement describing the basis for this suitability determination. The customer must sign and date a copy of the written statement and return it to the broker-dealer. Finally the broker-dealer must also obtain from the customer a written agreement to purchase the penny stock, identifying the stock and the number of shares to be purchased. Compliance with these requirements can often delay a proposed transaction and can result in many broker-dealer firms adopting a policy of not allowing their representatives to recommend penny stocks to their customers.

Another SEC rule requires a broker-dealer that recommends the sale of a penny stock to a customer to furnish the customer with a “risk disclosure document.” This document includes a description of the penny stock market and how it functions, its inadequacies and shortcomings, and the risks associated with investments in the penny stock market. The broker-dealer must also disclose the stock's bid and ask price information and the dealer's and salesperson's compensation for the proposed transaction. Finally, the broker-dealer must furnish the customer with a monthly statement including specific information relating to market and price information about the penny stocks held in the customer's account.

The above penny stock regulatory scheme is a response by the Congress and the SEC to abuses in the marketing of low-priced securities by “boiler room” operators. The scheme imposes market impediments on the sale and trading of penny stocks. It limits a stockholder's ability to resell a penny stock.

Our management believes that the market for penny stocks has suffered from patterns of fraud and abuse. Such patterns include:

●	Control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;
●	Manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;
●	“ Boiler room ” practices involving high pressure sales tactics and unrealistic price projections by inexperienced sales persons;
●	Excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and
●
Wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.

State Securities – Blue Sky Laws

Transfer of our common stock may also be restricted under the securities laws or securities regulations promulgated by various states and foreign jurisdictions, commonly referred to as "Blue Sky" laws. Absent compliance with such individual state laws, our common stock may not be traded in such jurisdictions. Because the securities registered hereunder have not been registered for resale under the blue sky laws of any state, the holders of such shares and persons who desire to purchase them in any trading market that might develop in the future, should be aware that there may be significant state blue-sky law restrictions upon the ability of investors to resell the securities and of purchasers to purchase the securities. Accordingly, investors may not be able to liquidate their investments and should be prepared to hold the common stock for an indefinite period of time.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

We have adopted provisions that limit the liability of our Directors for monetary damages for breach of their fiduciary duty as directors, except for liability that cannot be eliminated under the Nevada Revised Statutes. Nevada law provides that directors of a company will not be personally liable for monetary damages for breach of their fiduciary duty as directors, except for liabilities:

● for any breach of their fiduciary duty of loyalty to Cascade or its security holders;
● for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law;
● for unlawful payment of dividend or unlawful stock repurchase or redemption, as provided under Section 78.300 of the Nevada Revised Statutes; or,
● for any transaction from which the director derived an improper personal benefit.

In addition, our bylaws provide for the indemnification of officers, directors and third parties acting on our behalf, to the fullest extent permitted by Nevada Revised Statutes, if our board of directors authorizes the proceeding for which such person is seeking indemnification (other than proceedings that are brought to enforce the indemnification provisions pursuant to the bylaws).

These indemnification provisions may be sufficiently broad to permit indemnification of the Cascade’s executive officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. No pending material litigation or proceeding involving our directors, executive officers, employees or other agents as to which indemnification is being sought exists, and we are not aware of any pending or threatened material litigation that may result in claims for indemnification by any of our directors or executive officers.

LEGAL MATTERS

The legality of the shares offered hereby will be passed upon for us by the Barnett & Linn, Attorneys at Law, 23945 Calabasas Road, Suite 115, Calabasas, California 91302.

EXPERTS

Our financial statements for the period from inception on January 19, 2010 through March 31, 2011 included in this prospectus have been audited by LBB & Associates Ltd., LLP, independent registered public accounting firm, Houston, Texas, as set forth in their report included in this prospectus. Their report is provided on their authority as experts in accounting and auditing.

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant.  Nor was any such person connected with the registrant as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
AND FINANCIAL DISCLOSURE

There have not been any changes in or disagreements with accountants on accounting and financial disclosure or any other matters.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act of 1933 regarding the shares of Common Stock offered hereby.  This prospectus does not contain all of the information found in the registration statement, portions of which are omitted as permitted under the rules and regulations of the SEC.  For further information regarding us and the securities offered by this prospectus, please refer to the registration statement, including its exhibits and schedules.  Statements made in this prospectus concerning the contents of any contract, agreement or other document filed as an exhibit to the registration statement are summaries of the terms of those documents.  The registration statement of which this prospectus forms a part, including its exhibits and schedules, may be inspected and copied at the public reference room maintained by the SEC at 100 F Street, N.E., Washington, D.C.  20549.  You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

The SEC maintains a web site on the Internet.  Our registration statement and other information that we file with the SEC are available at the SEC’s website at http://www.sec.gov .

We intend to make available to our stockholders annual reports (on Form 10-K) containing our audited financial statements and make available quarterly reports (on Form 10-Q) containing our unaudited interim financial information for the first three fiscal quarters of each of our fiscal years.

If you are a stockholder, you may request a copy of these filings at no cost by contacting us at:

Cascade Springs Ltd.
2351 N. Bannavitch
Pahrump, NV, 89060
(702) 988-4233

CASCADE SPRINGS LTD.

FINANCIAL STATEMENTS

CASCADE SPRINGS LTD.

(An Exploration Stage Company)
BALANCE SHEETS

ASSETS

	June 30, 2011 (Unaudited)	March 31, 2011

Current assets:
Cash	$10,498	$10,467

Total current assets	10,498	10,467

Total assets	$10,498	$10,467

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$4,628	$-

Advances - Related party	24,110	11,610

Total current liabilities	28,738	11,610

Total liabilities	28,738	11,610

STOCKHOLDERS' EQUITY (DEFICIT)

Common stock, $0.001 par value, 100,000,000	67,500	67,500
shares authorized, 67,500,000 shares at June 30, 2011 and
March 31, 2011 issued and outstanding

Additional paid-in capital	(43,200)	(43,200)

Deficit accumulated during the exploration stage	(42,540)	(25,443)

Total stockholders' equity (deficit)	(18,240)	(1,143)

Total liabilities and stockholders' equity (deficit)	$10,498	$10,467

The accompanying notes are an integral part of these financial statements.

CASCADE SPRINGS LTD.

(An Exploration Stage Company)
STATEMENTS OF OPERATIONS

For the three months ended June 30, 2011 and 2010 and the period from
January 19, 2010 (inception) through June 30, 2011
(Unaudited)

	Three months ended	Three months ended	Inception through
	June 30, 2011	June 30, 2010	June 30, 2011

Costs and expenses:

Mineral property costs	$-	$-	$9,679

General and administrative	17,097	125	32,861

Total expenses	17,097	125	42,540

Net loss	$(17,097)	$(125)	$(42,540)

Net loss per share:

Basic and diluted	(0.00)	(0.00)

Weighted average shares
outstanding:

Basic and diluted	67,500,000	9,519,231

The accompanying notes are an integral part of these financial statements.

CASCADE SPRINGS LTD.
(An Exploration Stage Company)
STATEMENTS OF CASH FLOWS

For the three months ended June 30, 2011 and 2010 and the period from
January 19, 2010 (inception) through June 30, 2011
(Unaudited)

	Three months ended	Three months ended	Inception through
	June 30, 2011	June 30, 2010	June 30, 2011
CASH FLOWS FROM OPERATING
ACTIVITIES

Net loss	$(17,097)	$(125)	$(42,540)

Adjustment to reconcile net loss to
cash used in operating activities:

Impairment expense	-	-	8,000

Net change in:

Accounts payable	4,628	-	4,628

CASH FLOWS USED IN OPERATING	(12,469)	(125)	(29,912)
ACTIVITIES

CASH FLOWS FROM INVESTING
ACTIVITIES

Purchase of mineral property	-	-	(8,000)

CASH FLOWS USED IN INVESTING	-	-	(8,000)
ACTIVITIES

CASH FLOWS FROM FINANCING
ACTIVITIES:

Proceeds from issuance of	-	3,300	24,300
common stock

Proceeds from related party advances, net	12,500	-	24,110

CASH FLOWS PROVIDED BY
FINANCING ACTIVITIES	12,500	3,300	48,410

NET INCREASE IN CASH	31	3,175	10,498

Cash, beginning of period	10,467	-	-

Cash, end of period	$10,498	$3,175	$10,498

SUPPLEMENTAL CASH FLOW
INFORMATION

Cash paid on interest expenses	$-	$-	$-

Cash paid for income taxes	$-	$-	$-

The accompanying notes are an integral part of these financial statements.
CASCADE SPRINGS LTD.

(An Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
June 30, 2011
(UNAUDITED)

Note 1
Basis of Presentation

The accompanying unaudited interim financial statements of Cascade Springs Ltd. ("Cascade" or the "Company") have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission ("SEC"), and should be read in conjunction with the audited financial statements and notes thereto contained in the Company's Registration Statement filed with the SEC on Form S-1. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim periods presented have been reflected herein. The results of operations for our interim periods are not necessarily indicative of the results to be expected for the full year. Notes to the financial statements that would substantially duplicate the disclosure contained in the audited financial statements for fiscal 2011, as reported in the Form S-1 of the Company, have been omitted.

General

The Company is in the exploration stage, and is in the process of exploring and evaluating its mineral properties and determining whether they contain ore reserves that are economically recoverable. The recoverability of amounts shown for mineral properties is dependent upon the discovery of economically recoverable ore reserves, the ability of the Company to obtain the necessary financing to complete development, confirmation of the Company’s interest in the underlying mineral claims and upon future profitable production or proceeds from the disposition of all or part of its mineral properties.

Note 2
Going Concern

These financial statements have been prepared in accordance with generally accepted accounting principles applicable to a going concern, which assumes that the Company will be able to meet its obligations and continue its operations for its next fiscal year.  Realization values may be substantially different from carrying values as shown and these financial statements do not give effect to adjustments that would be necessary to the carrying values and classification of assets and liabilities should the Company be unable to continue as a going concern.  At June 30, 2011, the Company had not yet achieved profitable operations, has accumulated losses of $42,540 and expects to incur further losses in the development of its business, all of which raise substantial doubt about the Company's ability to continue as a going concern. The Company's ability to continue as a going concern is dependent upon its ability to generate future profitable operations and/or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. Management has no formal plan in place to address this concern but considers that the Company will be able to obtain additional funds by equity financing and/or related party advances, however there is no assurance of additional funding being available.

Note 3
Related Party Transactions

The related party loan is due to a director of the Company for funds advanced.  The loan is unsecured, non-interest bearing and has no specific terms for repayment.

The company was charged the following by directors of the Company:

	Three months ended June 30, 2011	Three months ended June 30, 2010

Management fees	$3,000	$-

Note 4
Subsequent Event

On July 1, 2011, the Registrant entered into a Consulting Agreement (the “Agreement”) with Robert Sawatsky (the “Consultant”).  In accordance with the Agreement the Registrant granted Consultant Warrants to purchase 5,400,000 shares of Registrant’s common shares at an exercise price of $0.10 per share. The Warrants will be held in an escrow account and will be given to Consultant quarterly in advance.  Consultant shall be issued Warrants to purchase 1,350,000 shares of common stock on July 1, 2011 and each quarter thereafter in the same amount until Consultant has completed this one-year Agreement.  Any Warrants remaining after termination shall be cancelled.  After  90 days and upon 15 day's prior notice, the Registrant may terminate the Agreement and pay Consultant amortized Warrants for consulting to that date of termination.  If Consultant deems, for any reason, that Company is no longer a client that he can continue to represent satisfactorily, he may cancel the Agreement and be paid his Warrants on an amortized basis to that date of termination.  Consultant has three years from the date of the Agreement to exercise the Warrants and can exercise any portion of the Warrants that has been received from the date of receipt.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
Cascade Springs Ltd.
(An Exploration Stage Company)
Las Vegas, Nevada

We have audited the accompanying balance sheets of Cascade Springs Ltd (the “Company”) as of March 31, 2011 and 2010, and the related statements of operations, stockholders' equity (deficit) and cash flows for the year ended March 31, 2011 and for the periods from January 19, 2010 (inception) through March 31, 2010 and 2011. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cascade Springs Ltd. as of March 31, 2011 and 2010, and the results of its operations and its cash flows for the year ended March 31, 2011 and for the periods from January 19, 2010 (inception) through March 31, 2010 and 2011 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2 to the financial statements, the Company's absence of significant revenues, recurring losses from operations, and its need for additional financing in order to fund its projected loss in 2012 raise substantial doubt about its ability to continue as a going concern. The 2011 financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ LBB & Associates Ltd., LLP

LBB & Associates Ltd., LLP
Houston, Texas
June 7, 2011

CASCADE SPRINGS LTD.
(An Exploration Stage Company)

BALANCE SHEETS

ASSETS

	March 31, 2011	March 31, 2010

Current assets:
Cash	$10,467	$-

Total current assets	10,467	-

Total assets	$10,467	$-

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
Accounts payable	$-	$-

Advances - related party	11,610	-

Total current liabilities	11,610	-

Total liabilities	11,610	-

STOCKHOLDERS' EQUITY (DEFICIT)

Common stock, $0.001 par value, 100,000,000	67,500	-
shares authorized, 67,500,000 shares at March 31, 2011 and
0 shares at March 31, 2010 respectively issued and outstanding

Additional paid-in capital	(43,200)	-

Deficit accumulated during the exploration stage	(25,443)	-

Total stockholders' equity (deficit)	(1,143)	-

Total liabilities and stockholders' equity (deficit)	$10,467	$-

The accompanying notes are an integral part of these financial statements.

CASCADE SPRINGS LTD.
(An Exploration Stage Company)

STATEMENTS OF OPERATIONS

For the years ended March 31, 2011 and 2010 and the period from
January 19, 2010 (inception) through March 31, 2011

	Year ended	Inception through	Inception through
	March 31, 2011	March 31, 2010	March 31, 2011

Costs and expenses:

Mineral exploration	$9,679	$-	$9,679

General and administrative	15,764	-	15,764

Total expenses	25,443	-	25,443

Net loss	$(25,443)	$-	$(25,443)

Net loss per share:

Basic and diluted	(0.00)	(0.00)

Weighted average shares
outstanding:

Basic and diluted	38,804,795	-

The accompanying notes are an integral part of these financial statements.

CASCADE SPRINGS LTD.
(An Exploration Stage Company)

STATEMENTS OF CASH FLOWS

For the years ended March 31, 2011 and 2010 and the period from
January 19, 2010 (inception) through March 31, 2011

	Year ended	Inception through	Inception through
	March 31, 2011	March 31, 2010	March 31, 2011

CASH FLOWS FROM OPERATING
ACTIVITIES

Net loss	$(25,443)	$-	$(25,443)

Adjustment to reconcile net loss to
cash used in operating activities:

Impairment expense	8,000	-	8,000

Net change in:
Accounts payable	-	-	-

CASH FLOWS USED IN OPERATING
ACTIVITIES	(17,443)	-	(17,443)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of mineral property	(8,000)	-	(8,000)
CASH FLOWS USED IN INVESTING ACTIVITIES	(8,000)	-	(8,000)

CASH FLOWS FROM FINANCING
ACTIVITIES:

Proceeds from issuance of	24,300	-	24,300
common stock

Proceeds from related party advances, net	11,610	-	11,610

CASH FLOWS PROVIDED BY
FINANCING ACTIVITIES	35,910	-	35,910

NET INCREASE IN CASH	10,467	-	10,467

Cash, beginning of period	-	-	-

Cash, end of period	$10,467	$-	$10,467

SUPPLEMENTAL CASH FLOW
INFORMATION

Cash paid on interest expenses	$-	$-	$-

Cash paid for income taxes	$-	$-	$-

The accompanying notes are an integral part of these financial statements.

CASCADE SPRINGS LTD.
(An Exploration Stage Company)

STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
Period from January 19, 2010 (Inception) through March 31, 2011

			Additional	Deficit accumulated
	Common Stock		paid-in	during the
	Shares	Amount	capital	exploration stage	Total

Issuance of common
stock for cash	-	$-	$-	$-	$-

Net loss	-	-	-	-	-

Balance, March 31, 2010	-	-	-	-	-

Issuance of common
stock for cash	67,500,000	67,500	(43,200)	-	24,300

Net loss	-	-	-	(25,443)	(25,443)

Balance, March 31, 2011	67,500,000	$67,500	$(43,200)	$(25,443)	$(1,143)

The accompanying notes are an integral part of these financial statements.

CASCADE SPRINGS LTD.
(An Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
March 31, 2011

Note 1
Basis of Presentation

The Company was incorporated in the State of Nevada on January 19, 2010.  The Company is in the exploration stage and has staked a mineral property located in Nevada and has not yet determined whether this property contains reserves that are economically recoverable.  The recoverability of amounts from the property will be dependent upon the discovery of economically recoverable reserves, confirmation of the Company’s interest in the underlying property, the ability of the Company to obtain the necessary financing to complete the development of the property and upon future profitable production or proceeds for the sale thereof.

The Company proposes to file a prospectus with the SEC on Form S-1 for the registration of up to 26,250,000 common shares at $0.05 per share, subject to approval.  The Company will not receive any proceeds from this sale.  The Company also intends to seek a listing on the United States Over-the-Counter Bulletin Board.

General

The Company is in the exploration stage, and is in the process of exploring and evaluating its mineral properties and determining whether they contain gold or silver reserves that are economically recoverable. The recoverability of amounts shown for mineral properties is dependent upon the discovery of economically recoverable ore reserves, the ability of the Company to obtain the necessary financing to complete development, confirmation of the Company’s interest in the underlying mineral claims and upon future profitable production or proceeds from the disposition of all or part of its mineral properties.

Note 2
Summary of Significant Accounting Policies

Going Concern

These financial statements have been prepared in accordance with generally accepted accounting principles applicable to a going concern, which assumes that the Company will be able to meet its obligations and continue its operations for its next fiscal year.  Realization values may be substantially different from carrying values as shown and these financial statements do not give effect to adjustments that would be necessary to the carrying values and classification of assets and liabilities should the Company be unable to continue as a going concern.  At March 31, 2011, the Company had not yet achieved profitable operations, has accumulated losses of $25,443 since its inception, has working deficit of $1,143, and expects to incur further losses in the development of its business, all of which raise substantial doubt about the Company's ability to continue as a going concern. The Company's ability to continue as a going concern is dependent upon its ability to generate future profitable operations and/or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. Management has no formal plan in place to address this concern but considers that the Company will be able to obtain additional funds by equity financing and/or related party advances, however there is no assurance of additional funding being available.

Exploration Stage Company

The Company complies with Financial Accounting Standards Board Accounting Standard Codification Statement No. 915 and Securities and Exchange Commission Industry Guide 7 for its characterization of the Company as an exploration stage.

Mineral Properties

Mineral property acquisition costs are capitalized in accordance with ASC 930.  Mineral property exploration costs are expensed as incurred. When it has been determined that a mineral property can be economically developed as a result of establishing proven and probable reserves, the costs incurred to develop such property are capitalized. To date the Company has not established any reserves on its mineral properties.

Environmental Costs

Environmental expenditures that relate to current operations are expensed or capitalized as appropriate.  Expenditures that relate to an existing condition caused by past operations, and which do not contribute to current or future revenue generation, are expensed.  Liabilities are recorded when environmental assessments and/or remedial efforts are probable, and the cost can be reasonably estimated.  Generally, the timing of these accruals coincides with the earlier of completion of a feasibility study or the Company's commitments to plan of action based on the then known facts.

Income Taxes

The Company uses the assets and liability method of accounting for income taxes.  Under the assets and liability method deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

Basic and Diluted Loss Per Share

Basic loss per share is computed using the weighted average number of shares outstanding during the period.  Diluted loss per share has not been provided as it would be anti-dilutive.

Foreign Currency Translation

The Company's functional currency is United States ("U.S.") dollars as substantially all of the Company's operations use this denomination.  The Company uses the U.S. dollar as its reporting currency.

Transactions undertaken in currencies other than the functional currency of the entity are translated using the exchange rate in effect as of the transaction date.  Any exchange gains and losses would be included in Other Income (Expenses) on the Statement of Operations.

Impairment of Long-lived Assets

The Company reviews long-lived assets for indicators of impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. If the review indicates that the carrying amount of the asset may not be recoverable, the potential impairment is measured based on a projected discounted cash flow method using a discount rate that is considered to be commensurate with the risk inherent in the Company's current business model. For purposes of recognition and measurement of an impairment loss, a long-lived asset is grouped with other assets at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets.  Due to the uncertainty surrounding the exploration and development of the Company's acquired mineral property as well as the uncertainty of the Company's ability to raise the funds needed to explore and develop the property, the Company impaired the acquisition value of the property down to $0 and included the impairment expense of $8,000 with Mineral Exploration on the Statements of Operations.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original purchase maturity of three months or less to be cash equivalents.

Financial Instruments

The carrying value of cash and related party advances approximate their fair value because of the short maturity of these instruments.  Unless otherwise noted, it is management's opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective accounting standards will have a material effect on the accompanying financial statements.

Note 3
Related Party Transactions

The related party advances are due to a director of the Company for funds advanced.  The advances are unsecured, non-interest bearing and has no specific terms for repayment.  Beginning April 1, 2011, Mr. Delahunte, the president, began receiving $1,000 per month, when available, for services rendered.  If there is not sufficient funds, then the monthly amount will be accrued.

Note 4
Equity Transactions

On June 9, 2010, our founder and president was issued 1,650,000 for $3,300.  Split adjusted this became 41,250,000 shares.

On January 10, 2011, the Company completed a financing to 30 individuals that raised $21,000 from the sale of 26,250,000 shares of the Company’s common stock.

On February 5, 2011, the Company approved a 25 for 1 forward stock split.  The stock split is presented retroactively throughout the financial statements and footnotes.

Note 5
Income Taxes

The significant components of the Company’s deferred tax assets are as follows:

	March 31, 2011	March 31, 2010

Deferred tax assets
Non-capital loss carryforward	$8,700	$-
Less: valuation allowance for deferred tax asset	(8,700)	-

	$-	$-

The amount taken into income as deferred tax assets must reflect that portion of the income tax loss carryforwards that is more likely-than-not to be realized from future operations.  The Company has chosen to provide an allowance of 100% against all available income tax loss carryforwards, regardless of their time of expiry.

No provision for income taxes has been provided in these financial statements due to the net loss.  The effective tax rate differs from the 34% statutory rate for the year ended March 31, 2011 due to the change in valuation allowance.

At March 31, 2011, the Company has net operating loss carryforwards, which expire commencing in 2029, totalling approximately $25,000 the benefit of which has not been recorded in the financial statements.

CASCADE SPRINGS LTD.

26,250,000 SHARES OF COMMON STOCK

PROSPECTUS

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL COMMON STOCK AND IS NOT SOLICITING AN OFFER TO BUY COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Until January 31, 2012, all dealers that effect transactions in these securities whether or not participating in this offering may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

The Date of This Prospectus is November 1, 2011